UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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FOOTSTAR, INC.
(Name of Registrant as Specified In Its Charter)

OUTPOINT OFFSHORE FUND, LTD.
OUTPOINT CAPITAL L.P.
OUTPOINT GP, LLC
OUTPOINT CAPITAL MANAGEMENT LLC
JORDAN GRAYSON
ZACHARY PRENSKY
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE OUTPOINT GROUP

237 Park Avenue, Suite 900

New York, NY 10017

May 23, 2008

Dear Fellow Footstar Stockholder:

We are the beneficial owners of 602,860 shares of Footstar, Inc, representing approximately 2.8% of the outstanding shares of the Company.  Now that the Company is winding down its business and should be facing certain liquidation, we want to ensure that both our investment and yours are maximized.  We are asking for your vote on the BLUE proxy card for the 2008 annual meeting of stockholders in order to elect a minority slate of two highly-qualified, independent and experienced individuals to the Company’s eight-person Board of Directors (the “Board”) to work with Footstar management and the other members of the Board to represent all stockholders in the implementation of a plan of liquidation and dissolution.  Our sole interest is completely aligned with yours—maximizing stockholder value at Footstar.

We believe that the addition of our stockholder representatives to the current Footstar Board will help to ensure that a clear and definitive plan for the complete liquidation and distribution of the Company’s assets is put to shareholders as soon as possible and that distributable value is maximized during such a liquidation.  We are seeking your support to (i) elect two nominees to the eight-person Footstar Board and (ii) to vote FOR our proposal to repeal any amendments made to the Bylaws by the Board since February 7, 2006.

ELECT NOMINEES WHO WILL REPRESENT YOUR INTERESTS ON THE BOARD

TO ENSURE A PROMPT AND EFFECTIVE LIQUIDATION

In filings dating back to the Company’s Form 10-K for the fiscal year ended December 30, 2006, the Company has publicly acknowledged a need to wind down its business.  However, no formal plan of liquidation was ever released until the Company filed an 8-K on May 9, 2008—but even this recent liquidation plan is non-binding and fails to provide a definite timetable.  There is no guarantee that the Board will follow through in a timely manner.  In fact, the Board has stated that the plan will have “no effect on the terms of the Class I, Class II, and/or Class III Board Members, each of whom will serve until the expiration of their respective terms.”  If the Company were committed to this liquidation plan, why would it anticipate having an ongoing Board for years to come?

We believe instead that the so-called “Complete Plan of Liquidation” — which the Board adopted and publicly released only after we launched our proxy contest — is nothing more than an attempt to placate stockholders and avoid any outside oversight on its spending or actions post wind-down.  The Board is making it appear that it is taking actions to liquidate, when in fact we believe it may merely be stalling.  Highlighting this, the Board has failed to adopt any formal plan of dissolution, with Company filings indicating that such a plan would likely not be presented to stockholders until 2009.  There is no mention made of when such a plan would actually be implemented.

In March 2007, we also sought to enter into a dialogue with the Company about adding additional shareholder representation to the Board.  Days after receiving our letter, in an effort we believe to avoid our launching a proxy contest, the Company announced a $5 special dividend to stockholders.  At the time the Company claimed it thought the dividend would be treated as a return of capital.  Subsequently the Company announced the dividend was, in fact, not a return of capital, resulting in detrimental tax treatment for shareholders.  We have no objection to the Company returning capital to stockholders — that is precisely what we are trying to achieve in a tax-efficient way, but we question why the Board would act hastily in paying a dividend without knowing the tax consequences.   Again this year, they have announced a $1 special dividend without determining its tax status and without any assurance of more favorable tax treatment.  This new dividend is yet another attempt, we believe, to avoid oversight or any outside pressure to adopt a definitive liquidation plan.

We have repeatedly attempted to enter into meaningful discussions with the Company in order to put in place an agreement to ensure a prompt liquidation and avoid a proxy contest.  However, it has resisted all attempts by us to enter into an agreement that would commit the Company to a definitive liquidation plan and has resisted our repeated suggestions that additional stockholders be voluntarily added to the Board to assist in establishing a working plan of dissolution.  We need your vote to elect nominees who will represent your interests on the Board to ensure a prompt and effective liquidation.

WE BELIEVE THAT THE BOARD’S RESISTANCE TO FORMULATING AN EFFECTIVE LIQUIDATION PLAN SERVES THEIR OWN INTERESTS—NOT YOURS!

Outpoint believes that the interests of the Board and officers of the Company are not aligned with the real desires of stockholders. We believe that if left to their own devices, we are concerned that the Company’s Board and management will fail to act swiftly in liquidating its assets — benefiting themselves, but resulting in additional costs to the Company and a loss of value for all stockholders.  The money spent on salaries and overhead during a long and drawn-out liquidation process should instead go to you.  True stockholder representation on the Board is essential to guide the Company towards a prompt, tax-efficient liquidation and to protect against Board members and management taking actions that further perpetuate their roles at the expense of stockholders.

Simply consider that in Fiscal Year 2007, Jeffrey A. Shepard, the President and Chief Executive Officer of Footstar received a total compensation package of more than $3,600,000, based on the Company’s Form 10-K/A filed on April 18, 2008.  On top of that, the Board voted to reimburse Chairman of the Board Jonathan M. Couchman in the amount of $160,000 for his failed bid for the Company.  As for the Board itself, in 2007 each non-employee director who served a full year received compensation in excess of $100,000, and total compensation to all non-employee directors exceeded $1,000,000.  Since the Company emerged from bankruptcy in 2006, the non-employee directors have received in the aggregate compensation exceeding $1,800,000.  These valuable compensation packages will terminate once the Company ceases to exist.  As a result, we think you should question whether the Board and the Officers are committed to seeking the most effective and prompt liquidation options possible or will instead attempt to continue such lucrative arrangements for as long as possible.

We are seeking to ensure that the Company liquidates and that it promptly and tax-efficiently distributes the proceeds.  It is our goal to see Company assets paid to the stockholders rather than paid into the pockets of the Board members and management.   Our two highly-qualified, independent and experienced nominees are committed to working with Footstar management and the other members of the Board to represent all stockholders in the implementation of a plan of liquidation and dissolution, followed by the swift distribution of the proceeds to stockholders.  These individuals have a proven track record of financial management experience.  We have no conflicts, self-interest or hidden agenda for Footstar—we have the same interest as you do in seeing a prompt liquidation and dissolution instead of a drawn-out process laden with corporate waste - a waste of funds that would otherwise be returned to you, the stockholders.

PROTECT YOUR INVESTMENT!

This is the last chance for stockholders to gain representation on the Board between the completion of the wind-down and the next stockholders’ meeting - by which time most of the key decisions about the Company’s future will have been made.  The time for effective stockholder action is NOW.  Election of the Outpoint nominees will provide a strong stockholder voice to oppose any attempt by the Board to adopt any course of action other than prompt liquidation and prompt distribution of the liquidation proceeds to the stockholders.  We urge you to vote your shares on the BLUE proxy card TODAY - by telephone, Internet, or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided.

Jordan Grayson	Zachary Prensky
(212) 808-3437	(212) 808-3437

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT
We urge you NOT to sign any White proxy card sent to you by Footstar.
If you have already done so, you have every legal right to change your vote by using the enclosed BLUE proxy card to vote TODAY— by telephone,
by Internet, or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided.